Exhibit 4.4

AMENDED AND RESTATED SECURITY AGREEMENT

by

SALLY HOLDINGS LLC,

BEAUTY SYSTEMS GROUP LLC,

SALLY BEAUTY SUPPLY LLC,

as the Domestic Borrowers

and

THE OTHER DOMESTIC BORROWERS

AND DOMESTIC GUARANTORS

PARTY HERETO

FROM TIME TO TIME

and

BANK OF AMERICA, N.A.,

as Collateral Agent

Dated as of July 26, 2013

TABLE OF CONTENTS

		Page

PREAMBLE		1

RECITALS		1

AGREEMENT		2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	2
SECTION 1.2.	Interpretation	6
SECTION 1.3.	Information Certificate	6

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	Pledge	6
SECTION 2.2.	Secured Obligations	8
SECTION 2.3.	Security Interest	8

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.	Reserved	8
SECTION 3.2.	Reserved	8
SECTION 3.3.	Financing Statements and Other Filings; Maintenance of Perfected Security Interest	8
SECTION 3.4.	Other Actions	9
SECTION 3.5.	Supplements; Further Assurances	11

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	Title	12
SECTION 4.2.	Limitation on Liens; Defense of Claims; Transferability of Collateral	12
SECTION 4.3.	Chief Executive Office; Change of Name; Jurisdiction of Organization	12
SECTION 4.4.	Reserved	13

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		Page

SECTION 4.5.	No Conflicts, Consents, etc.	13
SECTION 4.6.	Collateral	13
SECTION 4.7.	Insurance	13
SECTION 4.8.	Payment of Taxes; Compliance with Laws; Contested Liens; Claims	13

ARTICLE V

[RESERVED]

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY

SECTION 6.1.	Grant of License	14

ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1.	Special Representations and Warranties	14
SECTION 7.2.	Maintenance of Records	14
SECTION 7.3.	Legend	15
SECTION 7.4.	Modification of Terms, Etc.	15
SECTION 7.5.	Collection	15

ARTICLE VIII
REMEDIES

SECTION 8.1.	Remedies	15
SECTION 8.2.	Notice of Sale	17
SECTION 8.3.	Waiver of Notice and Claims	17
SECTION 8.4.	Certain Sales of Collateral	18
SECTION 8.5.	No Waiver; Cumulative Remedies	18
SECTION 8.6.	Certain Additional Actions Regarding Intellectual Property	18
SECTION 8.7.	Application of Proceeds	18
SECTION 8.8.	Access Rights	19

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.	Concerning Collateral Agent	19
SECTION 9.2.	Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact	20
SECTION 9.3.	Expenses	20
SECTION 9.4.	Continuing Security Interest; Assignment	20

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		Page

SECTION 9.5.	Termination; Release	21
SECTION 9.6.	Modification in Writing	21
SECTION 9.7.	Notices	22
SECTION 9.8.	GOVERNING LAW	22
SECTION 9.9.	CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	22
SECTION 9.10.	Severability of Provisions	23
SECTION 9.11.	Execution in Counterparts; Effectiveness	23
SECTION 9.12.	No Release	23
SECTION 9.13.	Obligations Absolute	23
SECTION 9.14.	Existing Security Agreement Amended and Restated	24

EXHIBIT 1	Form of Pledge Amendment
SCHEDULE I	Collateral Intercompany Notes
SCHEDULE II	Filings, Registrations and Recordings
SCHEDULE III	Commercial Tort Claims

iii

AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT dated as of July [26],2013 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Security Agreement”) made by (i) SALLY HOLDINGS LLC, BEAUTY SYSTEMS GROUP LLC, and SALLY BEAUTY SUPPLY LLC, each a Delaware corporation having an office at 3001 Colorado Boulevard, Denton, Texas, 7620, each as a Domestic Borrower (collectively, the “Original Domestic Borrowers”), and (ii) THE OTHER DOMESTIC BORROWERS FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Domestic Borrowers,” and together with the Original Domestic Borrowers, the “Domestic Borrowers”), (iii) THE DOMESTIC GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO (the “Original Domestic Guarantors”) AND THE OTHER DOMESTIC GUARANTORS FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Domestic Guarantors,” and together with the Original Domestic Guarantors, the “Domestic Guarantors”), as pledgors, assignors and debtors (the Domestic Borrowers, together with the Domestic Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), and (iv) BANK OF AMERICA, N.A., having an office at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, in its capacity as collateral agent for the Credit Parties (as defined in the Credit Agreement defined below) pursuant to the Credit Agreement, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S :

A.                                    The Domestic Borrowers, the Collateral Agent, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto, among others, are parties to that certain Credit Agreement dated as of November 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.                                    The Domestic Guarantors have, pursuant to that certain Guaranty dated as of November 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), among other things, unconditionally guaranteed the Guaranteed Obligations (as defined in the Guaranty).

C.                                    The Domestic Borrowers, Domestic Guarantors, and the Collateral Agent are parties to that certain Security Agreement, dated as of November 12, 2010 (amended from time to time and in effect immediately prior to the effectiveness of this Agreement, the “Existing Security Agreement”), pursuant to which each such Grantor granted in favor of the Collateral Agent, its successors and assigns, for its own benefit and the benefit of the other Credit Parties (as defined in the Credit Agreement), a security interest in and to substantially all personal property of each such Grantor as security for the payment or performance, as the case may be, in full of its respective Secured Obligations (as defined in the Existing Security Agreement);

D.                                    Concurrently herewith, the Credit Agreement is being amended pursuant to a certain Second Amendment to Credit Agreement, dated as of the date hereof (the “Second Amendment”), and in connection therewith the Grantors and the Collateral Agent desire to amend and restate the Existing Security Agreement to, among other things, release the Collateral Agent’s Lien and security interest granted under the Existing Security Agreement in certain personal property of the Grantors.

E.                                     The Domestic Borrowers and the Domestic Guarantors will continue to receive substantial benefits from the execution and delivery of the Credit Agreement and the other Loan Documents and the performance of the Obligations and the Guaranteed Obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Security Agreement to amend and restate the Existing Security Agreement.

E.                                     This Security Agreement is given by each Grantor in favor of the Collateral Agent for the benefit of the Credit Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

F.                                      It is a condition to the Lenders amending the Credit Agreement pursuant to the Second Amendment that each Grantor execute and deliver this Security Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent hereby agree that the Existing Security Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.                  Definitions.

(a)                                 Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b)                                 Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c)                                  The following terms shall have the following meanings:

“Additional Domestic Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Additional Domestic Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall have the meaning assigned to such term in SECTION 2.1 hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Intercompany Notes” shall mean, with respect to each Grantor, all intercompany notes and/or loan agreements evidencing loans by such Grantor made to Holdings or any of its Subsidiaries and described on Schedule I hereto, but only to the extent such loans relate to Accounts or Inventory of such Grantor or otherwise constitute Collateral hereunder, and each intercompany note and/or loan agreement evidencing such loans hereafter acquired by such Grantor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Commodity Account Control Agreement” shall mean an agreement in form and substance satisfactory to the Collateral Agent with respect to any Commodity Account of a Grantor granting the Collateral Agent Control over such Commodity Account.

“Contracts” shall mean, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Grantor and any other party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each DDA, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any security entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any commodity contract, “control” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Blocked Account Agreements and the Securities Account Control Agreements.

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights (whether statutory or common Law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, including, without limitation, the registrations and applications listed in Section IV of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account”:  as defined in the UCC and, in any event, including, without limitation, all demand, time, savings, passbook, or similar accounts maintained with a bank or other financial institution and each DDA.

“Domestic Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Domestic Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Distributions” shall mean, collectively, with respect to each Grantor, all Restricted Payments from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Collateral Intercompany Notes.

“Excluded Property” shall mean, with respect to personal property that would otherwise constitute Collateral under SECTION 2.1 hereof, the following:

(a)           any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity); and

(b)           any cash, checks, other negotiable instrument, funds and other evidence of payment held in any Deposit Account of the Parent or any of its Subsidiaries in the nature of security deposit with respect to obligations for the benefit of the Parent or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to Contractual Obligations, which account is specifically designated for such purpose, and as to which there is no comingling with any other funds of a Grantor.

Notwithstanding the foregoing, “Excluded Property” shall not include the right to receive any proceeds arising therefrom or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the UCC or any Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property).

“Goodwill” shall mean, collectively, with respect to each Grantor, the goodwill connected with such Grantor’s business including, without limitation, (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property in which such Grantor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Grantor’s business.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Guaranty” shall have the meaning assigned to such term in Recital B hereof.

“Information Certificate” shall mean that certain Information Certificate dated as of the date hereof, executed and delivered by each Grantor in favor of the Collateral Agent, for the benefit of the Credit Parties, and each other Information Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Borrower or Grantor in favor of the Collateral Agent, for the benefit of the Credit Parties, contemporaneously with the execution and delivery of a joinder agreement hereto, in each case, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Instruments” shall mean, collectively, with respect to each Grantor, all “instruments,” as such term is defined in the UCC, and shall include, without limitation, all Collateral Intercompany Notes, promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill of a Grantor.

“Letters of Credit” unless the context otherwise requires, shall have the meaning given to such term in the UCC.

“Licenses” shall mean, collectively, with respect to each Grantor, all written license agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Grantor is a licensor or licensee, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights (other than Excluded Property) or any other patent, trademark or copyright.

“Patents” shall mean, collectively, with respect to each Grantor, all patents issued or assigned to and all patent applications made by such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those patents, patent applications listed in Section IV of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Secured Obligations” shall mean the Obligations (as defined in the Credit Agreement) and the Guaranteed Obligations; provided, however, that Other Liabilities shall be Secured Obligations solely to the extent that there is sufficient Collateral following satisfaction of the Obligations described in clause (a) of the definition of Obligations.

“Securities Account Control Agreement” shall mean an agreement in form and substance satisfactory to the Collateral Agent with respect to any Securities Account of a Grantor granting the Collateral Agent Control of such Securities Account.

“Securities Act” means the Securities Exchange Act of 1934 and the applicable regulations promulgated by the Securities and Exchange Commission pursuant to such Act.

“Security Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common Law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in Section IV of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States and Canada and (v) rights to sue for past, present and future infringements thereof, but excluding Excluded Property.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.2.      Interpretation.  The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Security Agreement.

SECTION 1.3.      Information Certificate.  The Collateral Agent and each Grantor agree that the Information Certificate, and all schedules, amendments and supplements thereto are and shall at all times remain a part of this Security Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.      Pledge; Grant of Security Interest.  As collateral security for the payment and performance in full of all the Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent for its benefit and for the benefit of the other Credit Parties, a lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under all personal property and interests in such personal property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”), including, without limitation:

(i)                            all Inventory;

(ii)                         all Accounts;

(iii)                      all Credit Card Receivables;

(iv)                     all Documents relating to Inventory;

(v)                        all Instruments and Chattel Paper relating to or arising from the disposition of Inventory and Accounts, including, without limitation, all Collateral Intercompany Notes;

(vi)                     all Letters of Credit and Letter-of-Credit Rights, in each case, relating to or arising from the disposition of Inventory and Accounts;

(vii)                  all General Intangibles relating to Inventory and Accounts, including, without limitation, all Payment Intangibles, but excluding Intellectual Property;

(viii)               all Deposit Accounts and all cash and other property of any kind held directly or indirectly by the Collateral Agent or any Lender;

(ix)                     all Securities Accounts and Commodity Accounts and all securities, commodities, or other property deposited or held therein, in each case, solely to the extent relating to or arising from Inventory and Accounts;

(x)                        all Commercial Tort Claims relating to or arising from Inventory and Accounts, including, without limitation, those described in Schedule III hereof;

(xi)                     all contract rights under agreements relating to Inventory and Accounts;

(xii)                  all Supporting Obligations relating to or arising from Inventory or Accounts;

(xiii)               all books, records, and information relating to the foregoing Collateral, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained; and

(xiv)              to the extent not covered by clauses (i) through (xiii) of this sentence, all other personal property of such Grantor relating to or arising from the foregoing Collateral, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiv) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property and the Grantors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request.  For the avoidance of doubt, the Lien granted to the Agent hereunder shall not extend to, and the Collateral shall not include, any other property or assets of the Grantors not specifically described in this SECTION 2.1, including, without limitation, Goods (other than Goods that constitute Inventory), Equipment, Fixtures, Intellectual Property, and, except as set forth above in this SECTION 2.1 with respect to Securities Accounts and Commodity Accounts and all securities, commodities, or other property deposited or held therein, Investment Property (including all Equity Interests owned by the Grantors), Commercial Tort Claims, Securities Accounts and Commodity Accounts.

SECTION 2.2.      Secured Obligations.  This Security Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.3.      Security Interest.  (a)  Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (ii) a description of the Collateral consistent herewith.  Each Grantor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request.

(b)           Each Grantor hereby ratifies its prior authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.      Reserved.

SECTION 3.2.      Reserved.

SECTION 3.3.      Financing Statements and Other Filings; Maintenance of Perfected Security Interest.  Each Grantor represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Grantor to the Collateral Agent (for the benefit of the Credit Parties) pursuant to this Security Agreement in respect of the Collateral are listed on Schedule II hereto.  Each Grantor represents and warrants that all such filings, registrations and recordings have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule II.  Each Grantor agrees that at the sole cost and expense of the Grantors, (i) such Grantor will maintain the security interest created by this Security Agreement in the Collateral as a perfected security interest (subject only to Permitted Encumbrances having priority by operation of applicable Law) and shall defend such security interest against the claims and demands of all Persons (other than with respect to Permitted Encumbrances), (ii) such Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail and (iii) at any time and from time to time, upon the written request of the Collateral Agent, such Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Security Agreement) under the UCC (or other applicable Laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices wherever required by applicable Law in each case to perfect, continue and maintain a valid, enforceable, security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against the Grantors and third parties (other than with respect to Permitted Encumbrances), with respect to the Collateral.

SECTION 3.4.      Other Actions.  In order to further evidence the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor represents, warrants and agrees, in each case at such Grantor’s own expense, with respect to the following Collateral that:

(a)           Instruments and Tangible Chattel Paper.

(i)      As of the date hereof (A) no amount payable under or in connection with any of the Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Section II. D. of the Information Certificate that constitute Collateral and (B) each Instrument and each item of Tangible Chattel Paper listed in Section II. D. of the Information Certificate that constitutes Collateral, to the extent requested by the Collateral Agent, has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank.  If any amount payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper with a face amount in excess of $3,000,000, the Grantor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may reasonably request from time to time.

(ii)     No Collateral Intercompany Note pledged by such Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any Person with respect thereto.

(iii)    So long as no Trigger Event shall have occurred and be continuing, each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with, and to the extent permitted by, the provisions of the Credit Agreement.  The Collateral Agent shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time, execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to receive the Distributions which it is authorized to receive and retain pursuant to this SECTION 3.4(a)(iii).

(iv)    Upon the occurrence and during the continuance of any Trigger Event, all rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to SECTION 3.4(a)(iii) hereof shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions.  After such Trigger Event is no longer continuing, each Grantor shall have the right to receive the Distributions which it would be authorized to receive and retain pursuant to SECTION 3.4(a)(iii).

(v)     Each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to receive all Distributions which it may be entitled to receive under SECTION 3.4(a)(iv) hereof.

(vi)    All Distributions which are received by any Grantor contrary to the provisions of SECTION 3.4(a)(iv) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

(b)           Investment Property.

(i)                As of the date hereof (1) it has no Securities Accounts or Commodity Accounts, other than those listed in Section II.B. of the Information Certificate, and (2) it has entered into a duly authorized, executed and delivered Control Agreement with respect to each Securities Account and Commodity Account listed in Section II.B. of the Information Certificate that constitutes Collateral with respect to which the Collateral Agent has a perfected security interest in such Securities Accounts or Commodity Accounts by Control (subject only to Permitted Encumbrances having priority by operation of applicable Law).

(ii)               Grantor shall not hereafter establish and maintain any Securities Account or Commodity Account that constitutes Collateral pursuant to SECTION 2.1 with any Securities Intermediary or Commodity Intermediary, as applicable, unless, to the extent such Securities Account or Commodity Account constitutes Collateral, (1) the applicable Grantor shall have given the Collateral Agent five (5) Business Days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, as applicable, and (2) such Securities Intermediary or Commodity Intermediary, as applicable, and such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account.

(iii)              As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Collateral Intercompany Notes, the Commodity Accounts and the Securities Accounts, and the risk of loss of, damage to, or the destruction of the Collateral Intercompany Notes, the Commodity Accounts and the Securities Accounts, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Grantor or any other Person; provided, however, that nothing contained in this SECTION 3.4(b) shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to the Grantors or any other Person under any applicable Control Agreement or under applicable Law.

(c)           Electronic Chattel Paper and Transferable Records.  As of the date hereof, no amount payable under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction).  If any amount payable under or in connection with any of the Collateral in excess of $3,000,000 shall be evidenced by any Electronic Chattel Paper or any transferable record, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(d)           Letter-of-Credit Rights.  If such Grantor is, now or at any time hereafter, a beneficiary under a Letter of Credit or Letter-of-Credit Rights, in each case, relating to or arising from the disposition of Inventory or Accounts, in an amount in excess of $3,000,000 now or hereafter issued in favor of such Grantor (which, for the avoidance of doubt, shall not include any Letter of Credit issued pursuant to the Credit Agreement), such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit or, with respect to such Letter-of-Credit Rights, to consent to an assignment to the Collateral Agent of, and to pay to the Collateral Agent, the proceeds of, any drawing under such Letter of Credit or (ii) use commercially reasonable efforts to arrange for the Collateral Agent to become the beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under any such Letter of Credit are to be applied as provided in Section 2.05 and Section 6.12 of the Credit Agreement.

(e)           Commercial Tort Claims.  As of the date hereof it holds no Commercial Tort Claims that constitute Collateral other than those listed in Schedule III hereof.  If any Grantor shall at any time hold or acquire a Commercial Tort Claim relating to or arising from Inventory or Accounts in an amount in excess of $3,000,000, such Grantor shall promptly (and in any event, within fifteen (15) days) notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 3.5.      Supplements; Further Assurances.  Each Grantor shall take such further actions, and execute and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary, wherever required by Law, in order to perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Collateral Agent or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, each Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments.  If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral.  All of the foregoing shall be at the sole cost and expense of the Grantors.  The Grantors and the Collateral Agent acknowledge that this Security Agreement is intended to grant to the Collateral Agent for the benefit of the Credit Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to, and without limitation of, each of the representations, warranties and covenants set forth in the Credit Agreement and the other Loan Documents, each Grantor represents, warrants and covenants as follows:

SECTION 4.1.      Title.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Security Agreement or as are permitted by the Credit Agreement or any other Loan Document.  Except as provided in the Credit Agreement or any other Loan Document, no Person other than the Collateral Agent has control or possession of all or any part of the Collateral.

SECTION 4.2.      Limitation on Liens; Defense of Claims; Transferability of Collateral.  Each Grantor is as of the date hereof, and, as to Collateral acquired by it from time to time after the date hereof, such Grantor will be, the sole direct and beneficial owner of all Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than the Liens and security interest created by this Security Agreement and Permitted Encumbrances.  Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Credit Party other than Permitted Encumbrances.  There is no agreement, and no Grantor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Grantors’ obligations or the rights of the Collateral Agent hereunder.

SECTION 4.3.      Chief Executive Office; Change of Name; Jurisdiction of Organization.  (a)  The exact legal name, type of organization, jurisdiction of organization, federal taxpayer identification number, organizational identification number and chief executive office of such Grantor is indicated next to its name in Sections I.A. and I.B. of the Information Certificate.  Such Grantor shall furnish to the Collateral Agent prompt written notice of any change in (i) its corporate name, (ii) the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) its identity or type of organization or corporate structure, (iv) its federal taxpayer identification number or organizational identification number or (v) its jurisdiction of organization (in each case, including, without limitation, by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction).

(b)           The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in SECTION 4.3(a).  If any Grantor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Collateral Agent needed to have information relating to such changes.  The Collateral Agent shall have no duty to inquire about such changes if any Grantor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Grantor.

SECTION 4.4.      Reserved.

SECTION 4.5.      No Conflicts, Consents, etc.  No consent of any party (including, without limitation, equity holders or creditors of such Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required (A) for the grant of the security interest by such Grantor of the Collateral pledged by it pursuant to this Security Agreement or for the execution, delivery or performance hereof by such Grantor, (B) for the exercise by the Collateral Agent of the rights provided for in this Security Agreement or (C) for the exercise by the Collateral Agent of the remedies in respect of the Collateral pursuant to this Security Agreement except, in each case, for such consents which have been obtained prior to the date hereof.  During the continuation of an Event of Default, if the Collateral Agent desires to exercise any remedies, consensual rights, or attorney-in-fact powers set forth in this Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.6.      Collateral.  All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Credit Party in connection with this Security Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects.  The Collateral described on the schedules annexed hereto constitutes all or substantially all of the property of such type of Collateral owned or held by the Grantors.

SECTION 4.7.      Insurance.  Such Grantor shall (i) maintain or shall cause to be maintained such insurance as is required pursuant to Section 6.07 of the Credit Agreement; (ii) maintain such other insurance as may be required by applicable Law; and (iii) pursuant to the Credit Agreement, furnish to the Collateral Agent, upon written request, full information as to the insurance carried.

SECTION 4.8.      Payment of Taxes; Compliance with Laws; Contested Liens; Claims.  Each Grantor represents and warrants that all material Claims imposed upon or assessed against the Collateral have been paid and discharged except to the extent such material Claims constitute a Lien not yet due and payable or a Permitted Encumbrance or such material Claims are otherwise permitted by SECTION 6.04 of the Credit Agreement.  Each Grantor shall comply with all applicable Law relating to the Collateral the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each Grantor may at its own expense contest the validity, amount or applicability of any Claims so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement.  Notwithstanding the foregoing provisions of this SECTION 4.8, no contest of any such obligation may be pursued by such Grantor if such contest would expose the Collateral Agent or any other Credit Party to (i) any possible criminal liability or (ii) any additional material civil liability for failure to comply with such obligations unless such Grantor shall have furnished a bond or other security therefor satisfactory to the Collateral Agent, or such other Credit Party, as the case may be.

ARTICLE V

[RESERVED]

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY

SECTION 6.1.      Grant of License.  For the purpose of enabling the Collateral Agent, solely during the continuance of an Event of Default, to exercise rights and remedies under Article VIII hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1.      Special Representations and Warranties.  As of the time when each of its Accounts is included in the Borrowing Base as an Eligible Credit Card Receivable or an Eligible Trade Receivable each Grantor shall be deemed to have represented and warranted that such Account and all records, papers and documents relating thereto (i) are genuine and correct and what they purport to be, in each case, in all material respects, (ii) represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (iii) are in all material respects in compliance and conform with all applicable material federal, state and local Laws and applicable Laws of any relevant foreign jurisdiction.

SECTION 7.2.      Maintenance of Records.  Each Grantor shall keep and maintain at its own cost and expense materially complete records of each Account, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto.  Each Grantor shall, at such Grantor’s sole cost and expense, upon the Collateral Agent’s demand made at any time during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor).  During the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Accounts or the Collateral Agent’s security interest therein in accordance with applicable Law without the consent of any Grantor.

SECTION 7.3.      Legend.  Each Grantor shall legend, at the request of the Collateral Agent made at any time during the continuance of any Event of Default and in form and manner reasonably satisfactory to the Collateral Agent, the Accounts and the other books, records and documents of such Grantor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been collaterally assigned to the Collateral Agent for the benefit of the Credit Parties and that the Collateral Agent has a security interest therein.

SECTION 7.4.      Modification of Terms, Etc.  No Grantor shall rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business consistent with prudent business practice or in accordance with the Credit Agreement without the prior written consent of the Collateral Agent.

SECTION 7.5.      Collection.  Subject to Section 7.4 hereof, each Grantor shall cause to be collected from the account debtor of each of the Accounts, as and when due in the ordinary course of business consistent with prudent business practice (including, without limitation, Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account.  The costs and expenses (including, without limitation, attorneys’ fees) of collection, in any case, whether incurred by any Grantor, the Collateral Agent or any other Credit Party, shall be paid by the Grantors.

ARTICLE VIII
REMEDIES

SECTION 8.1.      Remedies.  During the continuance of any Event of Default the Collateral Agent may, and at the direction of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it:

(i)      Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(ii)     Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly pay such amounts to the Collateral Agent;

(iii)    Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv)    Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Grantor shall at its own expense:  (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.  Each Grantor’s obligation to deliver the Collateral as contemplated in this SECTION 8.1 is of the essence hereof.  Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(v)     Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Secured Obligations;

(vi)    Retain and apply the Distributions to the Secured Obligations as provided in Article IX hereof;

(vii)   Exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all consensual and other rights and powers with respect to any Collateral; and

(viii)  Exercise all the rights and remedies of a secured party under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in SECTION 8.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.  Such sales may be adjourned from time to time with or without notice.  From and after the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and all Commitments are irrevocably terminated (or deemed terminated) in accordance with the Credit Agreement, (a) the Collateral Agent shall have the right to conduct such sales on any Grantor’s premises and shall have the right to use any Grantor’s premises without charge for such sales for such time or times as the Collateral Agent may see fit, and (b) the Collateral Agent and any agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor).  Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. The Collateral Agent or any other Credit Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale.  Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the fullest extent permitted by Law, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 8.2.      Notice of Sale.  Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide such Grantor such advance notice as may be practicable under the circumstances), ten (10) days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.  No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under Law) any right to notification of sale or other intended disposition.

SECTION 8.3.      Waiver of Notice and Claims.  Each Grantor hereby waives, to the fullest extent permitted by applicable Law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives, to the fullest extent permitted by applicable Law:  (i) all damages occasioned by such taking of possession (other than those damages caused by the gross negligence or willful misconduct of the Collateral Agent), (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law.  The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.  Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

SECTION 8.4.      Certain Sales of Collateral.

(i)      Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority.  Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Law, the Collateral Agent shall have no obligation to engage in public sales.

(ii)     Reserved.

(iii)    Reserved.

(iv)    Each Grantor further agrees that a breach of any of the covenants contained in this SECTION 8.4 will cause irreparable injury to the Collateral Agent and the other Credit Parties, that the Collateral Agent and the other Credit Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this SECTION 8.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 8.5.      No Waiver; Cumulative Remedies.

(i)      No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties.  The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

(ii)     In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Grantors, the Collateral Agent and each other Credit Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the other Credit Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6.      Certain Additional Actions Regarding Intellectual Property.  Within five (5) Business Days of written notice thereafter from Collateral Agent, each Grantor shall use commercially reasonable efforts to make available to Collateral Agent, such personnel in such Grantor’s employ on the date of the Event of Default as Collateral Agent may reasonably designate to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Grantor under the registered Patents, Trademarks and/or Copyrights, and such Persons shall be available to perform their prior functions on Collateral Agent’s behalf.

SECTION 8.7.      Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Security Agreement, in accordance with and as set forth in Section 8.03 of the Credit Agreement.

SECTION 8.8.      Access Rights.  Without limiting any rights the Collateral Agent or any other Credit Party may otherwise have under applicable law or by agreement, in the event of any liquidation of the Collateral (or any other exercise of remedies by the Collateral Agent, including under this ARTICLE VIII), the Collateral Agent or any other Person (including any Credit Party) acting with the consent, or on behalf, of the Collateral Agent, shall have the right to use properties and assets of the Loan Parties that do not constitute Collateral (including, without limitation, Equipment, Fixtures, Intellectual Property, real property, and General Intangibles), to the extent that each of the foregoing is necessary to assemble, inspect, copy or download information stored on, take actions to perfect its Lien on, complete a production run of Inventory involving, take possession of, move, prepare and advertise for sale, sell (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in the any Loan Party’s business), store or otherwise deal with the Collateral, in each case without notice to, the involvement of or interference by or liability to any Loan Party or any of their creditors.  The Collateral Agent shall not be obligated to pay any amounts for or in respect of the use by the Collateral Agent or any other Person (including any Loan Party) acting with the consent, or on behalf, of the Collateral Agent, of any properties and assets of the Loan Parties pursuant to this SECTION 8.8.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.      Concerning Collateral Agent.

(i)      The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement.  The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.  The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Security Agreement and the Credit Agreement.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact.  The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement.  Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Security Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Security Agreement.  After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was the Collateral Agent.

(ii)     The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the other Credit Parties shall have responsibility for, without limitation, taking any necessary steps to preserve rights against any Person with respect to any Collateral.

(iii)            The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Security Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv)           If any item of Collateral also constitutes collateral granted to Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 9.2.                  Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact.  If any Grantor shall fail to perform any covenants contained in this Security Agreement or in the Credit Agreement (including, without limitation, such Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Claims, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any other obligations of such Grantor with respect to any Collateral) or if any warranty on the part of any Grantor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby.  Any and all amounts so expended by the Collateral Agent shall be paid by the Grantors in accordance with the provisions of SECTION 9.3 hereof.  Neither the provisions of this SECTION 9.2 nor any action taken by Collateral Agent pursuant to the provisions of this SECTION 9.2 shall prevent any such failure to observe any covenant contained in this Security Agreement nor any breach of warranty from constituting an Event of Default.  Each Grantor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time after the occurrence and during the continuation of an Event of Default in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Collateral Agent may deem necessary to accomplish the purposes hereof.  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.  Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 9.3.                  Expenses.  Each Grantor will upon demand pay to the Collateral Agent the amount of any and all amounts required to be paid pursuant to Section 10.04 of the Credit Agreement.

SECTION 9.4.                  Continuing Security Interest; Assignment.  This Security Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Grantors, their respective successors and assigns, and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Credit Parties and each of their respective successors, transferees and assigns.  No other Persons (including, without limitation, any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto.  Without limiting the generality of the foregoing clause (ii), any Credit Party may assign or otherwise transfer any indebtedness held by it secured by this Security Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Credit Party, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

SECTION 9.5.                  Termination; Release.  (a) This Security Agreement, the Lien in favor of the Collateral Agent (for the benefit of itself and the other Credit Parties) and all other security interests granted hereby shall terminate with respect to all Secured Obligations when (i) the Commitments shall have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Secured Obligations shall have been indefeasibly paid in full in cash, (iii) all Letters of Credit (as defined in the Credit Agreement) shall have (A) expired or terminated and have been reduced to zero, (B) been Cash Collateralized to the extent required by the Credit Agreement, or (C) been supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Administrative Agent, and (iv) all Unreimbursed Amounts shall have been indefeasibly paid in full in cash, provided, however, that in connection with the termination of this Security Agreement, the Collateral Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Secured Obligations that may thereafter arise under Section 10.04 of the Credit Agreement.

(b)                                 The Collateral shall be released from the Lien of this Security Agreement in accordance with the provisions of the Credit Agreement.  Upon termination hereof or any release of Collateral in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Grantors, assign, transfer and deliver to the Grantors, against receipt and without recourse to or warranty by the Collateral Agent, such of the Collateral to be released (in the case of a release) or all of the Collateral (in the case of termination of this Security Agreement) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

(c)                                  At any time that the respective Grantor desires that the Collateral Agent take any action described in clause (b) of this SECTION 9.5, such Grantor shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to clause (a) or (b) of this SECTION 9.5.  The Collateral Agent shall have no liability whatsoever to any other Credit Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this SECTION 9.5.

SECTION 9.6.                  Modification in Writing.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent and the Grantors.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Security Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 9.7.                  Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Grantor, addressed to it at the address of the Domestic Borrowers set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this SECTION 9.7.

SECTION 9.8.                  GOVERNING LAW.  THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 9.9.                  CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)                                 EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)                                 EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION.  EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)                                  EACH GRANTOR AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE COLLATERAL AGENT

MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.7.  NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED BY OR AGAINST ANY SUCH PERSON OR IN WHICH ANY SUCH PERSON IS JOINED AS A PARTY LITIGANT).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.10.           Severability of Provisions.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.11.           Execution in Counterparts; Effectiveness.  This Security Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 9.12.           No Release.  Nothing set forth in this Security Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Credit Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Credit Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Security Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith.  The obligations of each Grantor contained in this SECTION 9.12 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Security Agreement, the Credit Agreement and the other Loan Documents.

SECTION 9.13.           Obligations Absolute.  All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:

(i)                  any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor;

(ii)               any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv)           any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)              any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of SECTION 9.6 hereof; or

(vi)           any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor (other than the termination of this Security Agreement in accordance with SECTION 9.5(a) hereof).

SECTION 9.14.                Existing Security Agreement Amended and Restated.  This Security Agreement is an amendment and restatement of the Existing Security Agreement.  This Security Agreement is not intended to constitute a novation of the Existing Security Agreement or the Obligations existing under the Credit Agreement and Existing Security Agreement.  With respect to the matters covered herein and in the Existing Security Agreement (i) any date or time period occurring and ending prior to the date hereof, the Existing Security Agreement shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the date hereof, the rights and obligations of the parties hereto shall be governed by this Security Agreement (including, without limitation, the schedules hereto).  Any security granted pursuant to or in connection with the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) (whether pursuant to the Existing Security Agreement or otherwise) shall continue to secure the obligations of the Grantors arising pursuant to or in connection with the Credit Agreement to the extent not paid or satisfied on or prior to the date hereof, except to the extent such security (i) has been amended hereby and is no longer security or Collateral as set forth herein, or (ii) was released in accordance with the Loan Documents prior to the effectiveness of this Security Agreement.

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IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

DOMESTIC BORROWERS:

SALLY HOLDINGS LLC
BEAUTY SYSTEMS GROUP LLC
SALLY BEAUTY SUPPLY LLC

By:	/s/ Mark J. Flaherty
Name:	Mark J. Flaherty
Title:	Senior Vice President and Chief
Financial Officer

Signature Page to Amended and Restated Security Agreement

DOMESTIC GUARANTORS:

INNOVATIONS — SUCCESSFUL SALON SERVICES

NEKA SALON SUPPLY, INC.

PROCARE LABORATORIES, INC.

ARMSTRONG MCCALL HOLDINGS, INC.

ARMSTRONG MCCALL MANAGEMENT, L.C.

ARMSTRONG MCCALL HOLDINGS, L.L.C.

ARNOLD’S, INC.

ARMSTRONG MCCALL, L.P.

DIORAMA SERVICES COMPANY, LLC

SALLY CAPITAL INC.

SALLY BEAUTY DISTRIBUTION LLC

SALLY BEAUTY DISTRIBUTION OF OHIO, INC.

SALLY BEAUTY INTERNATIONAL FINANCE LLC

BEAUTY HOLDING LLC

SOREN ENTERPRISES, INC.

BEYOND THE ZONE, INC.

SILK ELEMENTS, INC.

HIGH INTENSITY PRODUCTS, INC.

NAIL LIFE, INC.

SEXY U PRODUCTS, INC.

FOR PERMS ONLY, INC.

ENERGY OF BEAUTY, INC.

MIRACLE LANE, INC.

TANWISE, INC.

SATIN STRANDS, INC.

POWER IQ, INC.

DESIGN LENGTHS, INC.

BRENTWOOD BEAUTY LABORATORIES INTERNATIONAL, INC.

ION PROFESSIONAL PRODUCTS, INC.

NEW IMAGE PROFESSIONAL PRODUCTS, INC.

ESTHETICIAN SERVICES, INC.

FEMME COUTURE INTERNATIONAL, INC.

GENERIC VALUE PRODUCTS, INC.

LAND OF DREAMS, INC.

COLORESSE, INC.

AERIAL COMPANY, INC.

SALLY BEAUTY HOLDINGS, INC.

SALLY INVESTMENT HOLDINGS LLC

VENIQUE, INC.

By:	/s/ Mark J. Flaherty
Name:	Mark J. Flaherty
Title:	Senior Vice President and Chief
Financial Officer

SALON SUCCESS INTERNATIONAL, LLC

By:	/s/ Gary Winterhalter
Name:	Gary Winterhalter
Title:	Manager

Signature Page to Amended and Restated Security Agreement

COLLATERAL AGENT:

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Matthew Potter

Name:	Matthew Potter

Title:	Vice President

Signature Page to Amended and Restated Security Agreement